EXHIBIT 99.1
          NEWS RELEASE

CONTACTS	Lawrence E. Hyatt	Gene Marbach
	Chief Financial Officer	Investor Relations
	O’Charley’s Inc.	Makovsky + Company
	(615) 782-8818	(212) 508-9600
O’CHARLEY’S INC. REPORTS RESULTS FOR THE FIRST QUARTER OF 2008
NASHVILLE, Tenn. (May 14, 2008) — O’Charley’s Inc. (Nasdaq: CHUX), a leading casual-dining restaurant company, today reported revenues and earnings per share for the 16-week period ended April 20, 2008. The Company also announced changes to its capital investment plans and revised its outlook for the current fiscal year.
Financial and Operating Highlights
•	Revenue for the first quarter of fiscal 2008 decreased 4.9 percent to $297.5 million from $312.9 million in the first quarter of fiscal 2007. Same-store sales for the first quarter of 2008 declined 4.7 percent at O’Charley’s company-operated restaurants, 2.2 percent at Ninety Nine Restaurants, and 3.2 percent at Stoney River Legendary Steaks. The Company estimates that severe weather in the quarter unfavorably affected same store sales by 0.8 percent at O’Charley’s, 0.7 percent at Ninety Nine Restaurants, and 0.6 percent at Stoney River Legendary Steaks.

•	Restaurant-level margins, which the Company defines as restaurant sales less cost of food and beverage, payroll and benefits costs, and restaurant operating costs declined to 16.6 percent of restaurant sales from 18.7 percent in the prior year quarter. Increases in food costs, the impact of reduced guest counts on labor productivity, and increased utility expenses contributed to this decline.

•	Income from operations in the quarter was $8.6 million, or 2.9 percent of revenues, and earnings before income taxes were $4.7 million. In comparison, income from operations in the prior year quarter was $14.6 million, or 4.7 percent of revenues, and earnings before income taxes were $10.7 million.

•	Given the Company’s current financial outlook, the effective tax rate applied to earnings before income taxes for the 2008 fiscal year is projected to be a negative 127 percent, as the value of tax credits is expected to be higher than the tax liability at the statutory rate. Applying this tax

CHUX Reports First Quarter Results for 2008

May 14, 2008
rate to first quarter earnings before income taxes results in net earnings of $10.7 million, or $0.49 per diluted share. In comparison, net earnings in the prior year quarter were $8.0 million, or $0.33 per diluted share.
•	Expenses relating to the Company’s re-branding initiatives reduced income from operations in the first quarter by $2.9 million, and reduced net earnings by $0.08 per diluted share (calculated at the estimated marginal tax rate). Such expenses include accelerated depreciation of assets removed from service, preopening and advertising costs, and depreciation of the new investment. In the first quarter of 2007, expenses for these initiatives reduced income from operations by $1.0 million, and reduced net earnings by $0.03 per diluted share.

•	General and administrative expenses in the first quarter were $13.6 million, or 4.6 percent of revenue, compared with $16.3 million, or 5.2 percent of revenue in the prior year quarter. G&A expenses for the first quarter include $0.6 million, or $0.02 per diluted share (calculated at the estimated marginal tax rate), incurred in connection with the threatened proxy contest and related Settlement Agreement with a shareholder.

•	During the first quarter of 2008, the Company repurchased 1.5 million shares of its common stock under its previously announced share repurchase authorization.

•	The Company announced that it has reduced its capital expenditure plans for the current fiscal year, and now expects to spend between $55 million and $60 million for capital investments during 2008. The Company expects to complete the re-branding of up to 50 O’Charley’s restaurants and 30 Ninety Nine restaurants this year, and to open fewer new restaurants than previously planned.
     “Given current economic conditions and their impact on consumer spending, this was a challenging quarter for many restaurant companies, including O’Charley’s Inc.,” said Gregory L. Burns, chairman and chief executive officer of O’Charley’s Inc. “Higher energy and food prices, lower home values, and generally negative economic news have made consumers more cautious about their spending, which we believe contributed significantly to our same-store sales performance. Our decision to repurchase an additional 1.5 million shares in the first quarter, and to reduce our capital spending plans for the year is based upon our belief that our shares represent an attractive value at current prices, and that the challenges affecting the restaurant business will continue through the remainder of 2008. We remain committed to our re-branding initiatives, and do not believe that the reduction in our roll-out plans will significantly impact the success of our strategy. We continue to believe that the best way to enhance long-term shareholder value is to execute our plan to complete the re-branding initiatives, continue our recent modest pace of new restaurant development, and continue to position our brands as the preferred casual dining alternative for our guests.”
     “As of the end of the first quarter, we have completed 41 ‘Project RevO’lution’ re-brandings at O’Charley’s restaurants, of which 12 were completed in the first quarter. We have substantially completed the Nashville and Indianapolis markets, and plan to complete the Atlanta market within the next few weeks. We have completed 53 ‘Dressed to the Nines’ re-brandings at Ninety Nine restaurants, of which 11 were completed in the first quarter, including most of our core market in Eastern Massachusetts. We continue to be pleased with the sales results of both initiatives, and believe that these re-brandings have created excitement for the concepts. With the reductions in the number of planned re-brandings for 2008, we now expect to substantially complete these initiatives by the end of 2010.”

CHUX Reports First Quarter Results for 2008

May 14, 2008
O’Charley’s Restaurants
     Restaurant sales for company-operated O’Charley’s decreased 4.6 percent to $188.4 million for the first quarter, reflecting the decline in same store sales, the addition of two new company-operated restaurants and the closing of four company-operated restaurants since the first quarter of 2007. The same-store sales decrease of 4.7 percent was comprised of a 3.6 percent increase in average check offset by an 8.0 percent decrease in guest counts. Average check for company-operated stores in the first quarter was $12.97. One company-operated O’Charley’s restaurant closed during the first quarter, bringing the total number of company-operated restaurants to 228 at the end of the quarter. During the first quarter, Covelli Enterprises opened its third franchised O’Charley’s restaurant in Boardman, Ohio.
     “We began the gradual phase out of Kids Eat Free during the second quarter of 2006, and by the end of the first quarter of 2008 have reduced its availability by approximately 80 percent, with approximately 40 percent of those reductions occurring within the last year,” Burns said. “When we decided upon this gradual approach, we understood that the phase out would impact year-over-year sales comparisons for a number of years. However, we believe that other factors also impacted the sales performance at O’Charley’s in the first quarter of 2008, including reduced restaurant visits by consumers in response to general economic conditions, the discounting and couponing by many of our competitors, severe winter weather in a number of our markets, and the impact of a smoking ban in Tennessee, where we have our largest concentration of restaurants. Even in this difficult sales environment we are encouraged that the 13 ‘Project RevO’lution’ restaurants in Indianapolis, which were not impacted by the phase out of Kids Eat Free, had same store sales performance in the first quarter that exceeded the rest of the O’Charley’s concept by almost five percentage points.
     “We understand the need to drive sales, and plan to sharpen our value message as we continue our focus on the great food offerings at O’Charley’s, which we believe are the best in our segment. During the first quarter we ran two limited time promotions, including our ‘Good for the Soul Menu’ and ‘Better Together Platters.’ Both featured flavorful new menu items and were supported with television and print advertising focusing on the quality of the food and the great values offered. We also offered the ‘Bottomless Bowl’ lunch promotion, as well as an early week dinner special featuring two meals and two drinks for $20. We are planning a major new product launch in the second quarter that will feature a new appetizer unlike any currently found on competitive menus. During our ‘Summertime Celebration’ promotion, this appetizer will be offered for free with any purchase of featured entrees. This new product will be communicated with over 10 million four-color newspaper inserts, with a new TV spot, and through on-line advertising. A few days ago, we launched our limited-time ‘Make Every Meal Count’ loyalty program, which offers a free meal after the purchase of four meals.”
Ninety Nine Restaurants
     Restaurant sales for Ninety Nine decreased 1.9 percent to $94.3 million in the first quarter, reflecting the decline in same store sales, the addition of two new restaurants and the closing of one restaurant since the first quarter of 2007. The same-store sales decrease of 2.2 percent was comprised of a 3.8 percent increase in average check offset by a 5.8 percent decrease in guest counts. Average check in the first quarter was $15.00. One Ninety Nine restaurant closed in the first quarter, bringing the total number to 114 at the end of the quarter.
     “The consumer and competitive environment in New England continued to be challenging during the first quarter of 2008,” Burns said. “Sales at Ninety Nine were also impacted by unusually severe

CHUX Reports First Quarter Results for 2008

May 14, 2008
winter weather, and by a calendar shift of school vacations between quarters. We continue to be pleased with the results of our ‘Dressed to the Nines” re-branding initiative. The 31 restaurants rebranded in 2007 had positive same store sales in the first quarter.
     “Our third annual ‘Three Course Meal Deal,’ where guests can select an appetizer, entrée and dessert for $12.99 ended on March 2, and achieved almost a 40 percent increase in the number of three-course meals sold compared to last year. We are currently in the last week of our ‘Fantastically Refreshing Flavors’ promotion, and begin our ‘Amazingly Adventurous Flavors’ promotion on June 23. This promotion will feature new menu items with adventurous flavor combinations such as Cedar Plank Scallops, Fiesta Grilled Chicken, Seared Ahi Tuna Chopstick Salad, and the return of our popular lobster roll and Imperial Casserole. We are also continuing our early week ‘Pastabilities’ promotion, which allows guests to personalize their own pasta entrée with a protein, vegetable, pasta and sauce after 4:00PM for only $8.99. We are planning a gift card promotion for dads and grads, and an E-Club promotion to build membership.”
Stoney River Legendary Steaks Restaurants
     First-quarter sales for Stoney River Legendary Steaks decreased 4.4 percent to $12.1 million. The same-store sales decrease of 3.2 percent was comprised of an 8.3 percent increase in average check offset by a 10.7 percent decrease in guest counts. Average check for Stoney River in the first quarter was $47.59. At the end of the first quarter, nine of the 10 Stoney River restaurants were included in the same store sales base.
     “Upscale restaurants have not been immune to the effects of the slowing economy, as reflected in the first quarter sales of Stoney River,” Burns said. “In order to build weekend sales, all 10 Stoney River locations will be offering a Summer Sunday Fare menu. This Sunday-only menu will augment our regular menu, and will feature lighter offerings to reinforce the relaxing environment found at each of our locations, including a Fresh Ground Hamburger and a Crispy Fish Sandwich. Along with our Summer Sunday Fare we will be offering seasonal menu items such as a Bibb Lettuce Salad with Granny Smith apples, candied pecans and fresh Blue Cheese and a Grilled Swordfish served with a roasted corn salsa.”
Outlook for 2008 Fiscal Year
     Given its first quarter financial results, current economic conditions and the reductions in its capital spending plans, the Company revised its previously-issued guidance and stated that it now expects to report net earnings per diluted share of between $0.18 and $0.28 for the fiscal year ending December 28, 2008. Projected results for the full year include anticipated expenses of between $0.30 and $0.35 per diluted share (calculated at the estimated marginal tax rate) related to the re-branding of approximately 80 restaurants. The Company expects same store sales declines in all three concepts for the balance of the year. In 2008, the Company expects to open four new O’Charley’s company-operated restaurants, two new Ninety Nine restaurants, and one new Stoney River restaurant. The Company expects to spend between $55 million and $60 million for capital investments during the 2008 fiscal year. The Company’s guidance for the 2008 fiscal year does not reflect any impact for additional share repurchases, or organizational or other changes relating to the Company’s transition efforts.
     “By reducing our capital expenditures and sharpening our value message, we believe that we are appropriately responding to the current environment while positioning our Company for longer-term sustainable and profitable growth,” Burns said. “We will continue to execute our plan, with our primary

CHUX Reports First Quarter Results for 2008

May 14, 2008
focus in 2008 on improving the overall guest experience in our restaurants through our re-branding initiatives.”
Investor Conference Call and Web Simulcast
O’Charley’s Inc. will conduct a conference call on its 2008 first quarter earnings release on May 14, 2008, at 11:00 a.m. Eastern. The number to call for this interactive teleconference is (800) 762-9439, and the confirmation passcode is 3876963. A replay of the conference call will be available through May 28, 2008, by dialing (800) 406-7325 and entering passcode 3876963.
The live broadcast of O’Charley’s conference call will be available online:
http://web.servicebureau.net/conf/meta?i=1112995317&c=2343&m=was&u=/w_ccbn.xsl&date_ticker=CHUX
     If you are unable to participate during the live Webcast, the call will be archived on the Company’s Web site at www.ocharleysinc.com, as well as www.streetevents.com and www.earnings.com, and be available through May 28, 2008.
About O’Charley’s Inc.
O’Charley’s Inc., headquartered in Nashville, Tenn., is a multi-concept restaurant company that operates or franchises a total of 364 restaurants under three brands: O’Charley’s, Ninety Nine Restaurant, and Stoney River Legendary Steaks. The O’Charley’s concept includes 240 restaurants in 20 states in the Southeast and Midwest, including 228 company-owned and operated O’Charley’s restaurants, and 12 restaurants operated by franchisees and joint venture partners. The menu, with an emphasis on fresh preparation, features several specialty items, such as hand-cut and aged USDA choice steaks, a variety of seafood and chicken, freshly baked yeast rolls, fresh salads with special-recipe salad dressings and signature caramel pie. The company operates Ninety Nine restaurants in 114 locations throughout New England and the Mid-Atlantic states. Ninety Nine has earned a strong reputation as a friendly, comfortable place to gather and enjoy great American food and drink at a terrific price. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts. The company operates 10 Stoney River Legendary Steaks restaurants in six states in the Southeast and Midwest. The steakhouse concept appeals to both upscale casual-dining and fine-dining guests by offering high-quality food and attentive customer service typical of high-end steakhouses, but at more moderate prices.
Forward Looking Statement
The forward looking statements in this press release and statements made by or on behalf of the Company relating hereto, including those containing words like “expect,” “project,”“believe,” “may,” “could,” “anticipate,” and “estimate,” are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including our guidance for future periods, are subject to the finalization of the Company’s first quarter financial and accounting procedures, and may be affected by certain risks and uncertainties, including, but not limited to, the adverse effect on our sales of decreases in consumer spending; the Company’s ability to successfully implement and realize projected sales increases from its re-branding efforts; the Company’s ability to increase operating margins and increase same-store sales at its restaurants; the effect that increases in food, labor, energy, interest costs and other expenses have on our results of operations; the effect that the phase out of Kids Eat Free has on our results of operations; the Company’s ability to successfully implement and realize projected savings from changes to its supply chain; the effect of increased competition; the Company’s ability to sell closed restaurants and other surplus assets; and the other risks described in the Company’s filings with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking statements included

CHUX Reports First Quarter Results for 2008

May 14, 2008
herein, you should not regard the inclusion of such information as a representation by us that our objectives, plans and projected results of operations will be achieved and the Company’s actual results could differ materially from such forward-looking statements. The Company does not undertake any obligation to publicly release any revisions to the forward-looking statements contained herein to reflect events and circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
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(Tables to Follow)

CHUX Reports First Quarter Results for 2008

May 14, 2008
O’Charley’s Inc. and Subsidiaries
Consolidated Statements of Earnings (unaudited)
16 Weeks Ended April 20, 2008 and April 22, 2007
All percentages shown as a percentage of total revenue unless indicated otherwise

	2008		2007
	(in thousands, except per share data)
Revenues:
Restaurant sales	$297,176	99.9%	$309,116	98.8%
Commissary sales	0	0.0%	3,729	1.2%
Franchise and other revenue	319	0.1%	44	0.0%

	297,495	100.0%	312,889	100.0%

Costs and Expenses:
Cost of food and beverage	87,681	29.5%	89,920	29.1%
Payroll and benefits	101,618	34.2%	104,533	33.8%
Restaurant operating costs	58,486	19.7%	56,840	18.4%

Cost of restaurant sales(1)	247,785	83.4%	251,293	81.3%

Cost of commissary sales	0	0.0%	3,386	1.1%
Advertising and marketing expenses	11,335	3.8%	10,049	3.2%
General and administrative expenses	13,591	4.6%	16,258	5.2%
Depreciation and amortization	15,583	5.2%	15,258	4.9%
Impairment, disposal and restructuring charges	(196)	(0.1%)	913	0.3%
Pre-opening costs	819	0.3%	1,115	0.4%

	288,917	97.1%	298,272	95.3%

Income from Operations	8,578	2.9%	14,617	4.7%

Other Expense (Income):
Interest expense, net	3,842	1.3%	3,896	1.3%
Other, net	1	0.0%	(5)	0.0%

	3,843	1.3%	3,891	1.3%

Earnings before Income Taxes	4,735	1.6%	10,726	3.4%

Income Tax (Benefit) Expense	(5,999)	-2.0%	2,718	0.9%

Net Earnings	$10,734	3.6%	$8,008	2.5%

Basic Earnings per Share:
Net Earnings	$0.50		$0.34

Weighted Average Common Shares Outstanding	21,677		23,765

Diluted Earnings per Share:
Net Earnings	$0.49		$0.33

Weighted Average Common Shares Outstanding	21,807		24,130

(1) Percentages calculated as a percentage of restaurant sales
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CHUX Reports First Quarter Results for 2008

May 14, 2008
O’Charley’s Inc.
Condensed Consolidated Balance Sheets (unaudited)
At April 20, 2008 and December 30, 2007

	2008	2007
	(in thousands)
Cash	$5,562	$9,982
Other current assets	50,097	55,860
Property and equipment, net	432,707	435,752
Goodwill and other intangible assets	119,602	119,407
Other assets	40,854	27,982

Total assets	$648,822	$648,983

Current portion of long-term debt and capital leases	$9,221	$8,597
Other current liabilities	88,167	78,390
Long-term debt, net of current portion	128,120	127,654
Capitalized lease obligations	6,052	8,984
Other liabilities	58,776	59,832
Shareholders’ equity	358,486	365,526

Total liabilities and shareholders’ equity	$648,822	$648,983

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